Exhibit 10.1
LEASE TERMINATION AGREEMENT
This LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into as of October 6, 2026 (the “Effective Date”), by and between ALAMEDA SQUARE OWNER LLC, a Delaware limited liability company (“Landlord”), and GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Tenant”).
R E C I T A L S:
A. Landlord and Tenant are parties to that certain Office Lease dated as of June 7, 2019 (the “Original Lease”), as amended by that certain as amended by that certain First Amendment to Office Lease dated September 30, 2019, that certain Memorandum of Lease Term and Dates dated February 7, 2020, and that certain Second Amendment to Office Lease dated April 8, 2020 (collectively, as amended, the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain premises commonly known as Suites 550, 660, and 700, consisting of approximately 113,692 square feet, comprised of 109,410 rentable square of “Interior Space” and 4,282 square feet of “Exterior Space” (as such terms are defined in the Lease) (the “Premises”), and located at 767 S. Alameda Street, Los Angeles, California (the “Building”) within the project commonly known as ROW DTLA (the “Project”).
B. The parties have agreed to terminate the Lease, subject to the terms and conditions of this Agreement.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Defined Terms. All initially capitalized terms used in this Agreement shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Agreement.
2.Termination of Lease. Landlord and Tenant hereby agree that the Lease shall be deemed terminated effective as of 11:59 PM on the date (the “Termination Date”) that the Termination Contingency (as defined below) is satisfied (i.e., upon the full execution and delivery of the New Lease by the parties thereto), and all of Tenant's right, title and interest in and to the Premises, the Lease, and any other rights of occupancy with respect to the Premises shall terminate as of the Termination Date, and Landlord and Tenant shall have no further duties or obligations to one another in connection with the Lease, except as expressly provided in this Agreement. In connection therewith, the parties agree and acknowledge that, as of the Termination Date, (i) Tenant shall have vacated the Premises and surrendered possession of the Premises to Landlord, and (ii) notwithstanding anything to the contrary contained in the Lease, Landlord shall accept such surrender of the Premises from Tenant in its then-existing, “as-is”, where-is, and with all faults” condition, without representation or warranty of any kind. Notwithstanding the foregoing, Tenant shall have the right, subject to reasonable coordination with Landlord and at Tenant’s sole cost and expense, to enter the Premises to remove Tenant’s personal property therefrom during the period commencing on the Termination Date and ending on the date that is seven (7) days thereafter. Tenant hereby agrees that it shall continue to comply with all obligations under the Lease through the Termination Date including, but not limited to, payment of Rent as set forth in the Lease. Likewise, Landlord hereby agrees that it shall continue to comply with all obligations under the Lease through the Termination Date.

2.1.Termination Contingency. Notwithstanding anything to the contrary herein, Landlord and Tenant hereby acknowledge and agree that the effectiveness of this Agreement (and the termination of the Lease pursuant to the terms of this Agreement) is expressly conditioned upon the execution of a new lease agreement (satisfactory to Landlord in its sole and absolute discretion) (the “New Lease”), on or prior to October 7, 2026, between Landlord and a third party tenant (“Replacement Tenant”) for the lease of the Premises (the “Termination Contingency”). The Termination Contingency is for the sole benefit of Landlord and accordingly may be waived only by Landlord in writing. If the Termination Contingency is not satisfied or waived in writing by Landlord on or prior to October 7, 2026, then all terms and conditions of this Agreement shall be null and void and of no force or effect (and the Lease shall remain in full force and effect pursuant to its terms). Notwithstanding anything to the contrary contained herein, reasonably promptly following written notice from Tenant from time to time, Landlord shall provide reasonably detailed updates as to the status of negotiations of the New Lease.
3.Lease Termination Fee.
(a) Monthly Payments. Landlord and Tenant agree that (i) the termination of the Lease as described in Section 2 above shall constitute a termination of the Lease by mutual agreement of the parties, and (ii) in consideration of such termination, Tenant shall pay to Landlord a termination fee (“Lease Termination Fee”) in an aggregate amount of Thirty-Two Million Four Hundred Twenty Thousand Nine Hundred Fifty-Nine and 43/100 Dollars ($32,420,959.43). Tenant shall pay to Landlord the Lease Termination Fee in immediately available funds in monthly installments on the first (1st) day of each month in accordance with the following schedule:

Lease Termination Fee Payment Period	Monthly Amount of the Lease Termination Fee
10/1/2026 - 02/28/2027	$650,438.97
3/1/2027 - 02/29/2028	$664,025.14
3/1/2028 - 10/31/2028	$678,018.90
11/1/2028 - 02/28/2029	$633,936.40
3/1/2029 - 02/28/2030	$648,349.97
3/1/2030 - 08/31/2030	$663,195.93
9/1/2030 - 10/31/2030	$253,692.33
11/1/2030 - 02/28/2031	$243,451.55
Landlord acknowledges that it received the amount of $650,438.97 on or about October 1, 2026 which will be applied against the Lease Termination Fee including as the first installment of the monthly amount of the Lease Termination Fee required in the schedule above.
(b) Manner of Payment; Late Fees. Payments of each installment of the Lease Termination Fee by Tenant to Landlord shall be made by wire pursuant to the wire instructions set forth on Exhibit A attached hereto, or such other wire instructions as Landlord may subsequently designate in writing to Tenant upon not less than thirty (30) days’ notice. Payments shall be made in a manner such that they are received by Landlord on or before the first business day of each month on the applicable due date set forth above. In the event of any late payment that is not made by Tenant to Landlord within five (5) days following Landlord’s delivery of written notice to Tenant (a “Payment Notice”) in accordance with Section 8 below, then if Tenant does not make such payment to Landlord within ten (10) business days following Tenant’s receipt of a second written notice thereof from Landlord, the same shall constitute a “Material Breach” of this Agreement and, without limiting any other rights or remedies of Landlord in connection therewith, if three (3) separate Material Breaches occur prior to payment in full of the Lease Termination Fee to Landlord (the occurrence of such third (3rd) Material Breach, if applicable, is sometimes referred to herein as an “Acceleration Event”), then the outstanding balance of the Lease Termination Fee shall be automatically accelerated without the requirement of any additional notice, and shall be immediately due and payable (and shall bear interest at the rate of ten percent (10%) per annum until paid in full). Landlord will also provide a courtesy copy of any the Payment Notice via e-mail to: legal@weedmaps.com and to John Karavas at jkaravas@karavasllp.com. Tenant's obligations under this Section 3 shall survive the termination of the Lease.

(c) Collateral for Tenant’s Payment of the Lease Termination Fee. Landlord acknowledges that it currently holds a cash security deposit in the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) under the Lease. Notwithstanding the early termination of the Lease pursuant to the terms of this Agreement, Tenant hereby agrees that Landlord may hold the entire amount of the Security Deposit as collateral for Tenant’s obligation to pay the Lease Termination Fee to Landlord pursuant to the terms of this Agreement (the “Collateral”). If there exists a Material Breach by Tenant under this Agreement, then Landlord shall be entitled to (but is not required to) deduct the delinquent amount of the Lease Termination Fee from the Collateral and to apply such amount to the amount of the Lease Termination Fee then owed by Tenant to Landlord; provided however, nothing in this Agreement shall require Landlord to deduct such amounts from the Collateral or reduce Tenant’s obligations to pay such amounts to Landlord within five (5) business days of Landlord’s request therefor together with reasonably supporting documentation of the amount due to Landlord. If Landlord deducts any amount from the Collateral in accordance with the terms hereof and applies such amount to the amounts owed by Tenant, then Tenant shall reimburse Landlord for such amount within five (5) business days of Landlord’s written request therefor together with reasonable supporting documentation. Provided that Landlord has not exercised its right to accelerate payment of the Lease Termination Fee in accordance with Section 3(b) of this Agreement above, Landlord shall automatically apply the Collateral to the remaining Lease Termination Fee payments payable by Tenant hereunder when the total amount of the outstanding Lease Termination Fee equals the Collateral then required to be held by Landlord pursuant to the terms of this Agreement, in which event such required application of the Collateral shall be deemed to be Tenant’s payment in full of the outstanding Lease Termination Fee.
(d) Stipulation for Entry of Judgment. Concurrent with the execution of this Agreement, Tenant shall execute and deliver to Landlord the Stipulation for Entry of Judgment in the form attached as Exhibit B (“Stipulation re Judgment”). Tenant agrees that, upon an Acceleration Event, Landlord may enter judgment for the unpaid balance of the Lease Termination Fee, together with default interest required under this Agreement and actual and reasonable attorney’s fees and costs, without further defense, all as further set forth in the Stipulation re Judgment. Tenant waives all defenses of entry of such judgment. In the event of an Acceleration Event, Landlord shall be entitled to file, in the Los Angeles County Superior Court – Central District, an action for damages (the “Action”), naming Tenant as a defendant, and Landlord may proceed with filing the Stipulation re Judgment on an ex parte basis and obtain a Judgment against Tenant as provided for in the Stipulation re Judgment. The above notwithstanding, should Landlord obtain a judgment, Landlord shall thereafter file a Partial Satisfaction of Judgment for any amount of Collateral that remains after Landlord has applied any portion of the Collateral to the amounts owing by Tenant. The filing of a Partial Satisfaction of Judgment shall in no way affect Landlord’s rights and ability to collect on the balance of any remaining Collateral and/or the unpaid balance of the Lease Termination Fee. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees not to file any Action in connection with this Agreement and/or the Stipulation re Judgment unless and until an Acceleration Event occurs.
(e) Tenant hereby fully, finally, and forever waives, releases, and discharges Landlord from any and all claims, demands, or causes of action arising under Chapter 5 of the United States Bankruptcy Code, including, without limitation, any actions for the avoidance or recovery of preferential transfers pursuant to 11 U.S.C. § 547, or fraudulent transfers pursuant to 11 U.S.C. § 548 and any similar state statutes.
4.Release by Tenant. Effective on the Termination Date, Tenant, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Tenant, and each of them (collectively, the “Tenant Releasing Parties”), do hereby release Landlord and its predecessors, successors, affiliates and assigns, and their respective partners, officers, shareholders, lenders, agents, contractors, representatives, members, employees and attorneys (collectively the “Landlord Released Parties”), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Tenant Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Landlord Released Parties, or any of them, arising out of or in connection with the Lease, the Premises, the Project, or any dealings between the Landlord Released Parties, or any of them, on the one hand, and the Tenant Releasing Parties, or any of them, on the other hand, except for the Surviving Obligations (as defined below), which Surviving Obligations shall include reconciliation of estimated Operating Expenses, Tax Expenses, or similar amounts pursuant to the terms of the Lease with respect to the period of time occurring prior to the Termination Date. In addition, except with respect to the Surviving Obligations, Tenant hereby expressly waives all rights which it has, or may hereafter claim to have, that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement, and hereby expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
5.Release by Landlord. Except with respect to the Surviving Obligations, effective as of the Termination Date, Landlord, on behalf of itself, predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Landlord, and each of them (collectively, the “Landlord Releasing Parties”), do hereby release Tenant and Guarantor and their predecessors, successors, affiliates including, but not limited to, any parent corporations, sponsors, officers, shareholders, agents, contractors, representatives, members, employees and attorneys (collectively the “Tenant Released Parties”), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Landlord Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Tenant Released Parties, or any of them, arising out of or in connection with the Lease, the Premises, the Project, or any dealings between the Tenant Released Parties, or any of them, on the one hand, and the Landlord Releasing Parties, or any of them, on the other hand. Except with respect to the Surviving Obligations, Landlord hereby expressly waives all rights which it has, or may hereafter claim to have, that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement, and hereby expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
6.Surviving Obligations. Notwithstanding anything to the contrary herein, the above releases shall not release Tenant or any of the other Tenant Released Parties (or their insurance carriers) and/or Landlord or any of the Landlord Released Parties (or their insurance carriers) from any claims for defense and/or indemnification in accordance with the terms of the Lease, or at law or in equity, to the extent any of the same arise prior to the Termination Date, including on account of any such claims to the extent arising prior to the Termination Date and asserted by third parties related to Tenant's use or occupancy of the Premises (collectively, the “Surviving Obligations”).
7.Representations and Warranties.
(a)By Tenant. Tenant hereby makes the following representations and warranties to Landlord as of the date of this Agreement (all of which representations and warranties shall constitute Surviving Obligations and survive the mutual execution and delivery of this Agreement, and shall not be subject to the release set forth in Section 4 above): (i) Tenant has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization and consent of any other party or entity and each individual executing this Agreement on behalf of Tenant has full power and authority to bind Tenant; (ii) Tenant has not assigned, sublet, transferred or conveyed its interest in the Premises or the Lease, and (iii) Tenant has not assigned, transferred or conveyed any claims or potential claims it may have against Landlord or any of the Landlord Released Parties.
(b)By Landlord. Landlord hereby makes the following representations and warranties to Tenant as of the date of this Agreement (all of which representations and warranties shall constitute Surviving Obligations and survive the mutual execution and delivery of this Agreement, and shall not be subject to the release set forth in Section 5 above): (i) Landlord has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization and consent of any other party or entity and each individual executing this Agreement on behalf of Landlord has full power and authority to bind Landlord; and (ii) Landlord has not assigned, sublet, transferred or conveyed, and agrees not to assign, transfer or convey any claims or potential claims it may have against Tenant or any of the Tenant Released Parties.
8.Notices. Any written notice, demand, request, or communication that the parties, or any of them, desire or is required to give to or serve on the other parties pursuant to this Agreement shall be in writing and delivered via overnight courier or personal delivery at the following addresses. For personal delivery, notice shall be deemed received on the day it is delivered. For overnight courier, notice shall be deemed received within 24 hours after sending the notice.
If to Landlord:
ALAMEDA SQUARE OWNER LLC c/o Atlas Capital Group, LLC
40 West 57th Street, 29th Floor
New York, New York 10019
Attn: Jeffrey A. Goldberger
With email copies to:
Jeffrey A. Goldberger at jgoldberger@atlas-cap.com;
Andrew B. Cohen at acohen@atlas-cap.com;
Erin Gabrielli at egabrielli@atlas-cap.com;
Jenni Harris at jharris@atlas-cap.com;
Sarah Icke at sicke@atlas-cap.com; and
notices@atlas-cap.com
If to Tenant:
Ghost Management Group, LLC
41 Discovery
Irvine, California 92618
Attention: Brian Camire
With email copies to:
Weedmaps Legal Department at legal@weedmaps.com
and John Karavas at jkaravas@karavasllp.com

9.Invalidity of Provisions. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof. If such provision cannot be enforced, it shall be deemed modified only to the minimum extent necessary to render it valid and enforceable while preserving, to the greatest extent possible, the original intent of the parties. If such modification is not permitted, the invalidity, illegality or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.
10.Attorneys' Fees. If either party hereto commences an action against the other to enforce any of the terms hereof, or to obtain damages for any alleged breach of any of the terms hereof, or for a declaration of rights hereunder, the losing party shall pay to the prevailing party the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with the prosecution of such action, whether or not such action proceeds to trial or appeal.
11.Extension of Guaranty. By their signatures herein below, Tenant and Guarantor acknowledge and agree that, as a material consideration for Landlord entering into this Agreement, the provisions and covenants contained in that certain Guaranty of Lease dated as of June 8, 2019 (the “Guaranty”) executed by WM Holding Company, LLC, a Delaware limited liability company (“Guarantor”), shall, from and after the Termination Date, be limited solely to Guarantor’s obligation to guaranty Tenant’s payment of the Lease Termination Fee. The provisions of this Agreement relating to the Lease Termination Fee are incorporated into the Guaranty and shall survive the termination of the Lease as modified by this Section 11.
12.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.
13.Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Agreement, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.
14.Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.
15.Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
17.Advice of Counsel. The parties have obtained and utilized the advice of counsel with regard to this Agreement and the parties have read this Agreement and are fully aware of and understand its contents.
18.Interpretation. Neither of the parties hereto, nor their respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, not strictly for or against either of the parties hereto.
19.Electronic Signatures. The parties hereto consent and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this

Agreement using electronic signature technology, by clicking “SIGN,” such party is signing this Agreement electronically, and (2) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Agreement as of the day and year first set forth above.

“LANDLORD”:	“TENANT”:

ALAMEDA SQUARE OWNER LLC, a Delaware limited liability company	GHOST MANAGEMENT GROUP, LLC, a Delaware limited liability company

By: /s/ Jeffrey A. Goldberger	By: /s/ Douglas Francis
Name: Jeffrey A. Goldberger	Name: Douglas Francis
Title: Authorized Signatory	Title: CEO

“GUARANTOR”:

WM HOLDING COMPANY, LLC, a Delaware limited liability company

By: /s/ Douglas Francis
Name: Douglas Francis
Title: CEO

EXHIBIT A

Landlord’s Wire Instructions

EXHIBIT B

STIPULATION RE JUDGMENT

[Please see the attached.]

1	SHORELINE, A Law Corporation
RICHARD G. STOLL (SBN 222442)
2	233 Wilshire Boulevard, Suite 280
Santa Monica, California 90401-1240
3	Telephone: (310) 451-8001
Facsimile: (310) 395-5961
4	rstoll@shoreline-law.com

5	Attorneys for Plaintiff
ALAMEDA SQUARE OWNER LLC
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SUPERIOR COURT OF THE STATE OF CALIFORNIA
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FOR THE COUNTY OF LOS ANGELES – CENTRAL DISTRICT
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STANLEY MOSK COURTHOUSE
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10	ALAMEDA SQUARE OWNER LLC, a	Case No.
Delaware limited liability company,
11		STIPULATION FOR ENTRY OF
	Plaintiff,	JUDGMENT
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	v.	Assigned to the Honorable _________,
13		Department __
GHOST MANAGEMENT GROUP, LLC, a
14	Delaware limited liability company, and	Action Filed:
	DOES 1-10, inclusive,	Trial Date: None
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Defendants.
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IT IS HEREBY STIPULATED AND AGREED, by and among plaintiff Alameda Square Owner LLC, a Delaware limited liability company (“Plaintiff”), on the one hand, and defendant Ghost Management Group, LLC, a Delaware limited liability company (“Defendant”), on the other hand (Plaintiff and Defendant shall be collectively referred to as the “Parties”), as follows:
1.    The Parties have agreed to an early termination of the Lease pursuant to the terms and conditions set forth in that certain Lease Termination Agreement dated as of October 6, 2026 between the Parties (the “Lease Termination Agreement”).
2.    In the event of an Acceleration Event (as defined in the Lease Termination Agreement) under the payment provision set forth in the Lease Termination Agreement, Plaintiff shall be entitled to entry of judgment in Plaintiff’s favor against Defendant, in the form attached hereto as Exhibit A (the “Judgment”) in the maximum amount of Thirty-Two Million Four Hundred Twenty Thousand Nine Hundred Fifty-Nine and 43/100 Dollars ($32,420,959.43), less the sum of any and all payments made (or deemed to have been made by way of reduction of the Security Deposit pursuant to the terms of the Lease Termination Agreement) by Defendant to Plaintiff pursuant to the Lease Termination Agreement, plus pre-judgment interest from and after the scheduled payment date(s) specified therefor in the Lease Termination Agreement, at the rate of 10% per annum. Thereafter, interest on said Judgment shall continue to accrue at the statutory post-judgment rate of 10% per annum.
3.    In support of such request for entry of the Judgment, Plaintiff shall submit a declaration sworn under penalty of perjury to the Court stating the nature of the default under the Lease Termination Agreement.
4.    The Parties consent to the jurisdiction of this Court to issue any orders or judgments, or to take any further action with respect to the proceedings herein.

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5.    The Parties at all relevant times have had the opportunity to consult with legal counsel of their own choosing concerning their rights with respect to the form and content of this Stipulation, and the advisability of executing same.
6.    Each of the Parties waives any right it may have to appeal, stay the enforcement of, collaterally attack, or otherwise challenge the Judgment if entered strictly in accordance with the Lease Termination Agreement, and waives any argument or contention that the Judgment constitutes an impermissible confession of judgment or is in any way subject to, or unenforceable under California Code of Civil Procedure § 1132.
7.     This Stipulation may be executed in counterparts and all such executed counterparts shall constitute one Stipulation which shall be binding upon all of the parties, notwithstanding that all of the parties are not signatories to the original or same counterpart. For purposes of this Stipulation, a faxed, emailed or DocuSigned signature on a counterpart shall be fully binding as though it were an original.

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14	DATED: October 6, 2026.
ALAMEDA SQUARE OWNER LLC, a
15		Delaware limited liability company,

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By: /s/ Jeffrey A. Goldberger
17		Name: Jeffrey A. Goldberger
Its: Authorized Representative
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19	DATED: October 6, 2026.
GHOST MANAGEMENT GROUP, LLC, a
20		Delaware limited liability company, and

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By: /s/ Douglas Francis
22		Name: Douglas Francis
Its: CEO
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